EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 18, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Hunt Companies Finance Trust, Inc. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Hunt Companies Finance Trust, Inc. on Forms S-3 (File No. 333-211027 and File No. 333-215234.)

/s/ Grant Thornton LLP

New York, New York
March 18, 2019